AMENDMENT NO. 1
                                       TO
                          VOTING AND SUPPORT AGREEMENT

          This Amendment to Voting and Support Agreement (the "Amendment") dated as of April 6, 2000 is entered into between Amherst Computer Products Southwest, LP, a Texas limited partnership ("Amherst Southwest"), and James H. Long ("Long").

                                   BACKGROUND

          A. Amherst Southwest and Allstar Systems, Inc., a Delaware corporation ("Allstar"), have entered into an Asset Purchase Agreement dated as of March 16, 2000, as amended (the "Asset Purchase Agreement"), and Amherst Southwest and Long have previously entered into a Voting and Support Agreement dated as of March 16, 2000 (the "Voting Agreement"). Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Asset Purchase Agreement.

          B. Amherst and Long desire to make certain amendments to the Voting Agreement to provide for Long, in addition to voting all of the Majority Shares in favor of the Asset Purchase Agreement and the transactions contemplated thereby, to (i) vote all of his Majority Shares against any other Acquisition Proposal or any other sale or exchange of assets, lease transaction, merger, consolidation, other business combination, or corporate reorganization, other than that contemplated by the Asset Purchase Agreement, and to (ii) execute an irrevocable proxy whereby he appoints Amherst Southwest's designees as attorneys and proxies, with full power of substitution, to vote on behalf of Long, the Majority Shares of which Long may be entitled to vote in favor of the transactions contemplated by the Asset Purchase Agreement and to vote on behalf of Long, the Majority Shares of which Long may be entitled to vote, against any other Acquisition Proposal, whether solicited or unsolicited.

          NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, Amherst Southwest and Long agree as follows.

                                   AGREEMENTS

          1. Status of the Voting Agreement. Except as specifically set forth herein, the Voting Agreement shall remain in full force and effect and shall not be waived, modified, superseded or otherwise affected by this Amendment. This Amendment is not to be construed as a release, waiver or modification of the terms, conditions, representations, warranties, covenants, rights or remedies set forth in the Voting Agreement, except as specifically set forth herein.

          2.   Amendment to the Voting Agreement.

               (a) Section 2(a) of the Voting Agreement is hereby deleted in its entirety and replaced by the following:

                    "(a) Majority  Approval.  Long  agrees  to vote  all of  the
               Majority Shares in favor of the Asset Purchase Agreement and the transactions contemplated thereby, and agrees to vote all of the Majority Shares against any other Acquisition Proposal, whether solicited or unsolicited. In addition, immediately upon execution of this Agreement, Long further agrees to execute an irrevocable proxy in the form attached as Exhibit A."

               (b) Section 3 of the Voting Agreement is hereby renumbered to become Section 4, and all terms previously stated therein shall remain in full force and effect, and a new Section 3 of the Voting Agreement is hereby inserted, which shall read as follows:

                         "3.   Indemnification.   Amherst  Southwest  agrees  to
               indemnify Long for one-half of any costs incurred in defense of any lawsuit filed against Long complaining of Long's execution of the proxy provided for under Section 2(a) of the Voting Agreement, but in no event shall Amherst Southwest be required to pay more than $100,000 in the aggregate pursuant to this indemnification provision."

               (c) The prior Section 4 of the Voting Agreement is hereby renumbered to become Section 5, and all terms previously stated therein shall remain in full force and effect unless amended hereby.

               (d) Exhibit A attached to this Amendment shall be attached as Exhibit A to the Voting Agreement.

          3. Effectiveness of this Amendment. The effectiveness of this Amendment is contingent upon the execution of Amendment No. 1 to Asset Purchase Agreement dated as of April 6, 2000 by and among Amherst Southwest, Amherst Technologies, L.L.C., a Nevada limited liability company ("AmTech"), and Allstar. This Amendment shall automatically terminate if the escrow payment or the expense reimbursement therein required is not timely made by Amherst Southwest.

          4. Representations and Warranties of Entities. Each of Amherst Southwest and Long represents and warrants that its execution, delivery and performance of this Amendment is duly authorized and that this Amendment is a legal, valid and binding obligation of such party in accordance with its terms. Long further represents and warrants that sufficient approval of the board of directors of Allstar had been obtained for the Voting and Support Agreement dated as of March 16, 2000 between Amherst Southwest, and James H. Long, and this Amendment, in a manner sufficient to make the restrictions contained in
Section 203 of the Delaware General Corporation Law inapplicable to the transactions contemplated by the Asset Purchase Agreement, as amended.

          5. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

          6. Governing Law. This Amendment shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

          7. Further Assurances. Long agrees to take all action and execute any documents in his capacity as a stockholder of Allstar consistent with a request by the Company to its stockholders generally to approve the Asset Purchase Agreement, including execution of a ballot card.

          IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

                                        AMHERST COMPUTER PRODUCTS SOUTHWEST, LP

By:      /s/ James H. Long         By:  /s/ Gerald Birin
         James H. Long                  Gerald Birin, Chief Financial Officer